Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass—(BUSINESS WIRE)—July 21, 2009—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC)

On July 21, 2009, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.095 per share to be paid on September 1, 2009 to shareholders of record as of August 11, 2009. The quarterly dividend represents a 5.6% increase over the 2008 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  Enterprise Bank has sixteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and Salem, New Hampshire, and a loan production office in Derry, NH.    The Company has received the appropriate regulatory approvals to allow for the opening of a temporary full-service branch in Derry, NH.  This temporary branch is expected to open in August 2009 and will replace the loan production office that currently operates in this location.  The Company anticipates that it will open a permanent branch location in Derry, NH in 2010.